Exhibits and Financial Statement Schedules

(a) Exhibits. See Exhibit Index following the signature pages to this Registration Statement.

(b) Financial Statement Schedules.

All other schedules, other than those listed above, are omitted because the information is not required or because the information is included in the Financial Statements or Notes to Financial Statements.

Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors

Woodmen of the World Life Insurance Society and/or

Omaha Woodmen Life Insurance Society

We have audited the statutory-basis balance sheets of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society (the Society) as of December 31, 2013 and 2012, and the related statutory-basis statements of operations, changes in surplus, and cash flow for each of the three years in the period ended December 31, 2013, and have issued our report thereon dated April 18, 2014 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in the Exhibit of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion on these schedules based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Des Moines, Iowa

April 18, 2014

A member firm of Ernst & Young Global Limited	II-2

Schedule I – Summary of Investments

Other Than Investments in Related Parties

As of December 31, 2013

Type of Investment	Cost	Estimated Market Value	Amount at Which Shown in the Statement of Financial Position
	(Dollars In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$522,153	$559,710	$522,281
States, municipalities, and political subdivisions	1,142,001	1,142,318	1,144,292
Foreign governments	786,485	784,993	788,022
All other corporate bonds	3,292,501	3,444,018	3,301,207
Mortgage-backed and other asset-backed securities	983,567	968,060	985,035

Total bonds	6,726,707	6,899,099	6,740,837

Equity securities:
Common stocks:
Banks, trust, and insurance companies	36,426	63,147	63,147
Industrial, miscellaneous, and all other	342,544	501,725	501,725
Mutual funds	1,535	1,444	1,444

Total equity securities	380,505	566,316	566,316

Mortgage loans	1,647,290		1,653,162
Real estate	200,225		85,074
Certificate loans	166,584		165,673
Securities lending reinvestment collateral assets	238,336		238,527
Other invested assets	179,286		179,286

Total investments	$9,538,933		$9,628,875

Schedule III – Supplementary Insurance Information

As of December 31, 2013, 2012, and 2011 and for Each of the Years Then Ended

	Future Policy Benefits and Claims	Contractholder and Other Certificateholder Funds
	(Dollars In Thousands)
2013
Life and health insurance	$8,074,217	$67,102

2012
Life and health insurance	$7,781,376	$78,735

2011
Life and health insurance	$7,397,895	$90,549

Schedule III – Supplementary Insurance Information (continued)

As of December 31, 2013, 2012, and 2011 and for Each of the Years Then Ended

	Premiums and Other Considerations	Net Investment Income (1)	Benefits, Claims, and Settlement Expenses	Other Operating Expenses (1)
	(Dollars In Thousands)
2013
Life and health insurance	$734,826	$416,729	$844,598	$224,839

2012
Life and health insurance	$811,091	$419,256	$926,759	$220,294

2011
Life and health insurance	$752,058	$417,158	$860,773	$200,779

(1)	Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

Schedule IV – Reinsurance

As of December 31, 2013, 2012, and 2011 and for Each of the Years Then Ended

	Gross Amount	Ceded to Other Companies	Net Amount
	(Dollars In Thousands)
2013
Life insurance in force	$36,753,741	$5,137,610	$31,616,131

Premiums:
Life insurance	$726,309	$9,467	$716,842
Supplemental contracts involving life contingencies	8,367	—	8,367
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	11,065	1,448	9,617

Total	$745,740	$10,915	$734,826

2012
Life insurance in force	$36,433,197	$5,044,134	$31,389,063

Premiums:
Life insurance	$807,251	$9,554	$797,697
Supplemental contracts involving life contingencies	4,403	—	4,403
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	10,501	1,510	8,991

Total	$822,155	$11,064	$811,091

2011
Life insurance in force	$35,826,241	$4,928,964	$30,897,277

Premiums:
Life insurance	$746,462	$9,379	$737,083
Supplemental contracts involving life contingencies	6,048	—	6,048
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	10,464	1,537	8,927

Total	$762,974	$10,916	$752,058